[ARMOR HOLDINGS, INC. LOGO]
[GRAPHIC OMITTED]                                                                               FOR IMMEDIATE RELEASE
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COMPANY CONTACT:                               MEDIA CONTACT:                                  INVESTOR RELATIONS CONTACT:
----------------                               --------------                                  ---------------------------
Robert R. Schiller                             Michael Fox                                     James R. Palczynski
President & Chief Operating Officer            President, Corporate Communications             Principal
Armor Holdings, Inc.                           Integrated Corporate Relations, Inc.            Integrated Corporate Relations, Inc.
904.741.5400                                   203.682-8200                                    203.682-8200
www.armorholdings.com                          mfox@icrinc.com                                 jp@icrinc.com

        ARMOR HOLDINGS, INC. ACCELERATES VESTING OF CERTAIN STOCK OPTIONS
          -  ACTION EXPECTED TO REDUCE NON-CASH COMPENSATION EXPENSE
                   - AS MUCH AS $15.4 MILLION OVER FIVE YEARS

JACKSONVILLE, FL - (MARCH 31, 2005) - ARMOR HOLDINGS, INC. (NYSE: AH), a leading manufacturer and distributor of security products and vehicle armor systems serving law enforcement, military, homeland security and commercial markets, announced today that it has accelerated the vesting of certain unvested stock options previously awarded to employees, officers and directors of the Company under various stock option plans effective March 25, 2005, subject to such employees, officers and directors entering into lock-up, confidentiality and non-competition agreements. As a result of this action, options to purchase approximately 1.6 million shares of the Company's common stock that would otherwise have vested over the next one to five years became fully vested.
Outstanding unvested options that were not accelerated will continue to vest on their normal schedule.

The decision to accelerate the vesting of these options, which the Company believes to be in the best interest of its stockholders, was made primarily to reduce non-cash compensation expense that would have been recorded in future periods following the Company's application of Financial Accounting Standards
Board Statement No. 123, "Share Based Payment (revised 2004)" (FAS 123R). The
Company will be required to apply the expense recognition provisions of FAS 123R beginning in the third quarter of 2005. Because it accelerated these options, the Company expects to reduce its non-cash compensation expense related to these options by approximately $15.4 million (pre-tax) between the third quarter of
2005 and 2009, based on estimated value calculations using the Black-Scholes methodology.

ABOUT ARMOR HOLDINGS, INC.

Armor Holdings, Inc. (NYSE: AH) is a diversified manufacturer of branded products for the military, law-enforcement, homeland security and personnel safety markets. Additional information can be found at
http://www.armorholdings.com.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as
"anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and
Exchange Commission, including the Company's Registration Statement on Form S-3, its 2004 Form 10-K and most recently filed Forms 10-Qs and 8-Ks.

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               13386 INTERNATIONAL PARKWAY JACKSONVILLE, FL 32218
                       TEL: 904.741.5400 FAX: 904-741-5403